Exhibit 99.1

          Cerus Corporation Announces First Quarter Results

    CONCORD, Calif.--(BUSINESS WIRE)--May 3, 2004--Cerus Corporation (Nasdaq:CERS) today announced results for the first quarter ended March 31, 2004.
    The net loss for the first quarter of 2004 was $9.2 million, or $0.42 per share, compared to a net loss of $17.2 million, or $1.07 per share, for the first quarter of 2003. The reduction in the net loss for the quarter was due primarily to increased funding received under cooperative agreements with the U.S. Armed Forces and reduced operating expenses. Total revenue from government grants and development agreements was $3.6 million for the first quarter of 2004, compared to $1.3 million for the first quarter of 2003.
    At March 31, 2004, the company had cash, cash equivalents and short-term investments of $99.4 million.
    Loan principal and accrued interest under a credit facility with Baxter Capital Corporation is classified as a current liability on the balance sheet, due to a dispute concerning the timing of repayment.
    In a separate press release earlier today, the company announced the appointment of Claes Glassell as president and chief executive officer, effective May 10, 2004.
    Cerus and subsidiaries of Baxter International Inc. are collaborating on development of the INTERCEPT Blood System to enhance the safety of blood transfusions. The INTERCEPT Blood System for platelets is being commercialized in Europe. The product is not yet approved in the United States.
    In April 2004, Cerus and MedImmune, Inc. announced an agreement to develop a therapeutic vaccine for cancer. Under the terms of the agreement, MedImmune is responsible for clinical testing, manufacturing and commercialization of any product resulting from the collaboration. Cerus will receive an up-front payment of $1.0 million and will participate in the development of the therapeutic vaccine. The agreement also provides for Cerus to receive development funding, as well as milestone payments and royalties on future product sales.

    QUARTERLY CONFERENCE CALL

    The company has scheduled its quarterly conference call for 4:30 p.m. EDT today. Interested parties can access a live Internet broadcast at http://www.cerus.com/pages/IR/wc.html. For those unable to listen to the live broadcast, the call will be archived at www.cerus.com.

    ABOUT CERUS

    Cerus Corporation is developing novel technologies to provide safer and more effective options to patients in areas with substantial unmet medical needs. Cerus' most advanced program is the INTERCEPT Blood System, designed to enhance the safety of the world's blood supply by inactivating viruses, bacteria, other pathogens and white blood cells. The INTERCEPT Blood System, which is being developed in collaboration with subsidiaries of Baxter International Inc., is based on the company's Helinx technology for controlling biological replication. The Concord, California-based company also is pursuing novel therapeutic vaccine technologies, which are being developed to harness the power of the immune system against cancer and infectious disease. Cerus has an agreement with MedImmune, Inc. to co-develop and commercialize a therapeutic vaccine designed to treat cancers of the breast, prostate and colon, as well as metastatic melanomas.

    Helinx is a trademark of Cerus Corporation.
    INTERCEPT and INTERCEPT Blood are trademarks of Baxter
International Inc.

    Statements in this news release regarding potential efficacy of products, product development and commercial potential, possible outcomes of the loan dispute, and the company's relationship with subsidiaries of Baxter International Inc. are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing and results of clinical trials and other development activities, actions by regulatory authorities at any stage of the development process, additional financing activities, manufacturing, market acceptance of any products, competitive conditions, long term growth opportunity of Cerus, legal proceedings, actions by Baxter and other factors discussed in the company's most recent filings with the Securities and Exchange Commission.


                           CERUS CORPORATION
               SELECTED UNAUDITED FINANCIAL INFORMATION

Condensed Statements of Operations              Three Months Ended
(in thousands, except per share information)         March 31,
                                                2004         2003
                                             ------------ ------------

Revenue                                           $3,647       $1,269

Operating expenses:
  Research and development                         8,668       14,695
  General and administrative                       3,043        2,695
                                             ------------ ------------
    Total operating expenses                      11,711       17,390
                                             ------------ ------------
      Loss from operations                        (8,064)     (16,121)
Interest income (expense), net                    (1,130)      (1,038)
                                             ------------ ------------
      Net loss                                    (9,194)     (17,159)
                                             ============ ============

Net loss per share -- basic and diluted           ($0.42)      ($1.07)
                                             ============ ============
Shares used in computing net loss per share
 -- basic and diluted                             22,084       15,964
                                             ============ ============


Condensed Balance Sheets                      March 31,   December 31,
(in thousands)                                  2004         2003
                                             ------------ ------------

Cash, cash equivalents and short-term
 investments                                     $99,446     $110,010
Accounts receivable from a related party              29            8
Accounts receivable and other current assets       7,313        5,736
Furniture and equipment, net                       1,867        2,553
Other assets                                         131          156
                                             ------------ ------------

  Total assets                                  $108,786     $118,463
                                             ============ ============


Accounts payable to a related party               $2,099       $3,156
Current loan and interest payable to a
 related party                                    57,272       55,834
Other current liabilities                          5,951        6,945
Stockholders' equity                              43,464       52,528
                                             ------------ ------------

  Total liabilities and stockholders' equity    $108,786     $118,463
                                             ============ ============

    CONTACT: Cerus Corporation
             Greg W. Schafer, 925-288-6109